================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                      Pursuant to Section 13 or 15d of the
                         Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported)
January 16, 2004


                          WILMINGTON TRUST CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its chapter)

                         Commission File Number 1-14659


             Delaware                                        51-0328154
----------------------------------------          ------------------------------
(State or other jurisdiction of                   (IRS Employer Identification
        incorporation)                                       Number)


Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, Delaware                                                  19890
----------------------------------------          ------------------------------
(Address of principal executive offices)                           (Zip Code)


       Registrant's telephone number, including area code: (302) 651-1000

--------------------------------------------------------------------------------
         (Former names or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition.

The press release of Wilmington Trust Corporation reporting its results of operations and financial condition for the fourth quarter and full year of 2003 is attached hereto as Exhibit A and is being furnished pursuant to Item 12 of Form 8-K.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     WILMINGTON TRUST CORPORATION


Dated: January 16, 2004
                                      By:   /s/ David R. Gibson
                                            -----------------------------------
                                    Name:   David R. Gibson,
                                   Title:   Executive Vice President and
                                            Chief Financial Officer
                                            (Authorized Officer and Principal
                                            Financial Officer)

                                    EXHIBIT A

FOR IMMEDIATE RELEASE




WILMINGTON TRUST REPORTS HIGHER FOURTH QUARTER AND FULL-YEAR EARNINGS

Wilmington, Del., January 16, 2004 - Wilmington Trust Corporation (NYSE: WL) today reported a double-digit increase in earnings for the fourth quarter, citing the improving economy as a contributing factor. For the full-year 2003, earnings improved slightly, as the rebound occurred too late in the year to compensate for the economic obstacles that hampered much of 2003.

Fourth quarter 2003 earnings per share, on a diluted basis, were $0.57. This was an increase of 16.3% from the $0.49 reported for the 2002 fourth quarter, and 9.6% more than third quarter 2003 earnings per share of $0.52. Net income for the 2003 fourth quarter was $38.0 million, which was 17.6% more than for the year-ago fourth quarter and 10.5% higher than for the 2003 third quarter.

For the full-year 2003, diluted earnings per share were $2.02 and net income totaled $134.4 million. This was slightly more than the $2.01 and $133.2 million, respectively, reported for the full-year 2002.

"During the fourth quarter, the net interest margin stabilized, loan balances rose for the 11th consecutive quarter, advisory income increased, Roxbury Capital Management broke even, and expense control remained paramount," said Ted
T. Cecala, Wilmington Trust chairman and chief executive officer. "We completed 2003 with record high loan balances and advisory revenue, but these accomplishments were offset by an interest rate environment that compressed the margin and equity markets that remained below their 2002 levels for much of the year."

The net interest margin for the 2003 fourth quarter was 3.52%. This was 7 basis points higher than for the 2003 third quarter, but 34 basis points lower than for the 2002 fourth quarter. For the full-year 2003, the net interest margin was 3.60%. This was 42 basis points less than the 4.02% reported for 2002.

Loan balances, on average, were $6.2 billion for the 2003 fourth quarter, which was an increase of 1.8% from the 2003 third quarter and 4.6% from the year-ago fourth quarter. For the full-year 2003, average loan balances were $6.1 billion, which was 6.5% more than for 2002.

Although loan growth was strong, margin pressures held net interest income to $70.4 million for the 2003 fourth quarter and $277.1 million for the full year, which were slightly ahead of the corresponding periods in 2002. On a trailing quarter basis, fourth quarter net interest income mirrored the margin improvement and increased 3.4%.

Noninterest income, which includes income from the advisory businesses and service charges, was $73.7 million for the 2003 fourth quarter. This was 8.9% ahead of the 2002 fourth quarter and 11.2% ahead of the 2003 third quarter. Income from the advisory businesses accounted for most of the increase. Noninterest income represented 53.0% of total fourth quarter net interest and noninterest income, which was the same as for the 2002 fourth quarter; for the 2003 third quarter, it represented 51.5% of the total.

For the full-year 2003, noninterest income totaled $264.2 million, which was $2.0 million more than the $262.2 million recorded in 2002. Lower income from the affiliate money managers offset the strong results in Wealth Advisory Services and Corporate Client Services. Noninterest income accounted for 50.8% of total full-year net interest and noninterest income, compared with 50.7% in 2002.

Combined assets under management at Wilmington Trust, Cramer Rosenthal McGlynn, and Roxbury Capital Management totaled $32.2 billion at December 31, 2003. This was an increase of 4.9% from September 30, 2003, and 14.2% from year-end 2002.

Expenses for the 2003 fourth quarter were $80.0 million, which was 2.1% lower than for the 2002 fourth quarter, but 6.4% higher than for the 2003 third quarter. The increase from the prior quarter resulted mainly from higher incentive costs related to strong business development activity.

An emphasis on controlling costs throughout the year limited expense growth for the full year. Expenses totaled $312.0 million for 2003, which was $2.1 million, or 0.7%, more than the $309.9 million recorded for 2002. Productivity, as measured by net income per staff member, improved 3.6% to $58,000 from $56,000.

The company's 2003 results generated a return on average assets of 1.58% and a return on average stockholders' equity of 17.46%. In comparison, the 2002 returns were 1.74% and 18.51%, respectively.

In other news, the Board of Directors declared a regular quarterly dividend of $0.27 per share, up 5.9% from the $0.255 per share paid in the fourth quarter of 2002. The dividend is payable on February 16, 2004, to shareholders of record on February 2, 2004. The Corporation has increased its dividend every year since 1982.

STRONG SALES PROPEL ADVISORY INCOME TO RECORD HIGH

Income from the advisory businesses reached a record high both for the 2003 fourth quarter and full year. For the 2003 fourth quarter, advisory income totaled $59.8 million, which was 17.9% more than for the 2002 fourth quarter, and 12.6% more than for the 2003 third quarter. Strong Wealth Advisory Services sales accounted for most of the growth from the prior year, while Corporate Client Services contributed most of the growth from the prior quarter.

For the full-year 2003, advisory income was $209.0 million, which was $2.8 million more than for 2002. Double-digit growth in Wealth Advisory Services income was offset by significantly lower income from the affiliate money managers, which totaled $3.0 million in 2003 versus $16.3 million in 2002. This swing represented approximately $0.13 per share.

Advisory income accounted for 42.7% of total net interest and noninterest income for the 2003 fourth quarter and 40.2% for the year. The comparable percentages for the corresponding periods in 2002 were 38.1% and 39.9%, respectively.

At December 31, 2003, assets under management at Wilmington Trust were $24.3 billion. This was 3.0% higher than at the prior quarter-end and 15.7% higher than at year-end 2002. The increases reflected record sales volume as well as appreciation in market valuations, as equity markets improved in the second half of 2003.

WEALTH ADVISORY SERVICES SALES AND INCOME AT RECORD HIGHS

The Wealth Advisory Services business had a record quarter and a record year. Income in the 2003 fourth quarter was $38.2 million, which was an increase of 16.8% from the 2002 fourth quarter and 7.6% from the 2003 third quarter. For the full-year 2003, Wealth Advisory income totaled $140.4 million, which was 10.5% ahead of 2002. Most of the increase resulted from strong sales activity with new as well as existing clients. Appreciation in asset valuations as a result of equity market improvements also contributed to the rise.

Wealth Advisory sales were 27.7% higher in the 2003 fourth quarter than they were in the 2002 fourth quarter, and they were 8.5% higher for the full-year 2003 than for 2002. Sales activity was particularly strong during the quarter in New York and Pennsylvania, and was consistent with the pace of business development in those markets in the fourth quarter of 2002. Florida's contribution to sales jumped to 13.4% for the 2003 fourth quarter from 5.7% for the corresponding period in 2002. In an illustration of how the company's national expansion is adding new sources of revenue, Delaware-based sales, as a percentage of total Wealth Advisory sales, accounted for 50.1% for the 2003 fourth quarter, compared with 57.2% for the 2002 fourth quarter.

For the full-year 2003, the largest percentage increases in sales activity occurred in Florida, where sales doubled, and in Pennsylvania, where sales were 39.9% ahead of 2002 levels. The percentage of sales from Delaware was 53.0% in 2003, versus 58.7% in 2002.

The sales increases in large part reflected demand for the open-architecture investment consulting services, which utilize independent managers to provide objectivity. This capability continued to attract new client assets as well as additional assets from existing clients. Also contributing to the sales increases were several large non-market-related fees associated with the development of highly complex financial plans and estate settlement activity.

Fees from such planning and other services not related to financial market movements accounted for the largest increases, on a percentage basis, of total Wealth Advisory income. For the 2003 fourth quarter, they were $6.5 million, which was a 62.5% jump from the 2002 fourth quarter and a 30.0% increase from the 2003 third quarter. For the full year, these fees totaled $21.3 million in 2003, which was 33.1% more than in 2002.

Fees from planning and other non-market-related services accounted for 17.1% of total Wealth Advisory income for the 2003 fourth quarter, compared with 14.1% in the 2003 third quarter and 12.2% in the 2002 fourth quarter. For the full-year 2003, these fees accounted for 15.2% of total Wealth Advisory income, up from 12.7% for 2002.

Fees from trust and investment advisory services are based on financial market valuations. These fees were 15.4% higher in the 2003 fourth quarter than in the 2002 fourth quarter, and 5.6% more than in the 2003 third quarter. These fees accounted for approximately 69% of total Wealth Advisory income in the 2003 fourth quarter and full year, which was essentially the same percentage as in the corresponding periods in 2002, as well as in the 2003 third quarter. Of the fee income represented by this 69%, approximately 75% was tied to equity market valuations. The remainder represented fixed income assets and therefore did not benefit from the rising equity markets.

The rest of the Wealth Advisory income was generated by fees associated with mutual fund investments, approximately 95% of which represent money market funds. On a full-year basis, these fees were slightly higher in 2003 than in 2002. On a quarterly basis, they were lower in the 2003 fourth quarter than in the prior-year fourth quarter as well as the third quarter of 2003.

CORPORATE CLIENT SERVICES GROWTH REFLECTS SEASONALITY

Year-end is typically the busiest time of the year for the Corporate Client Services business, and the fourth quarter of 2003 was no exception. Corporate Client income for the quarter was $19.5 million, which was 18.9% ahead of the 2003 third quarter, and 7.1% higher than for the 2002 fourth quarter.

As confidence mounted in the prospects for sustained economic recovery, the capital markets industry rebounded during the fourth quarter. Revenue from services that support capital markets transactions was $11.1 million for the 2003 fourth quarter, which was a 31.2% jump from the 2003 third quarter and 3.9% higher than for the 2002 fourth quarter. Much of the increase was due to higher activity in the asset securitization market by new issuers as well as existing clients.

Entity management services generated $5.4 million of revenue for the 2003 fourth quarter, which was 4.1% higher than for the 2003 third quarter, and 15.7% more than for the 2002 fourth quarter. Services that supported European-based transactions accounted for the majority of this increase.

In addition, there were more transactions that utilized the company's capabilities in multiple jurisdictions. As a result of growth in these types of transactions, Corporate Client Services added staff and space in Grand Cayman and moved to a new office in George Town, Grand Cayman, in December.

Income from trust and custody services that support retirement plans also rose, reaching $2.7 million for the 2003 fourth quarter. This was 11.1% more than for the 2003 third quarter and 11.6% higher than for the 2002 fourth quarter. These changes reflected the increasing interest among retirement plan sponsors in selecting independent trustees, rather than using an approach that bundles trustee, record keeping, and asset management services together.

For the full-year 2003, Corporate Client income totaled $67.3 million, which was 5.0% more than for 2002. For 2003, capital markets income was $35.2 million, compared with $36.2 million in 2002. Entity management income was $20.9 million for 2003, which was a 20.5% increase from 2002. Retirement services income rose 10% in 2003 to $9.9 million.

Corporate Client services are performed on a fee-for-service basis that is priced according to the complexity of the services provided. Most are performed under multiyear contracts and generate an annuity-like stream of revenue. Approximately 25% of Corporate Client revenue is tied to asset valuations; most of that is associated with retirement plan assets for which the company serves as trustee.

AFFILIATE MONEY MANAGER RESULTS IMPROVE

Income from affiliate money manager Cramer Rosenthal McGlynn (CRM) improved substantially in the 2003 fourth quarter and reached $2.1 million. This was 61.5% more than the $1.3 million reported for the 2003 third quarter, and a 75.0% jump from the $1.2 million reported for the 2002 fourth quarter.

At December 31, 2003, CRM's assets under management totaled $4.7 billion, which was 17.5% higher than at September 30, 2003, and 34.3% more than at year-end 2002. A combination of market appreciation, performance fees, and new business development accounted for the increases in income and managed assets.

For the 2003 full year, CRM contributed $5.3 million in income, which was 31.2% less than the $7.7 million CRM contributed for 2002. Low equity market valuations during much of 2003 and lower performance fees affected CRM's full-year results.

Affiliate money manager Roxbury Capital Management (RCM) continued to improve in December and reported break-even results for the three months ended
December 31, 2003. In comparison, RCM recorded a loss of $100,000 for the 2003 third quarter and a loss of $1.4 million for the 2002 fourth quarter. RCM's actions to reduce expenses, stem the flow of lost business, and attract new assets to its small-cap product caused the improvement.

At December 31, 2003, RCM's managed assets totaled $3.2 billion, which was 3.2% more than at September 30, 2003, but 13.5% less than the $3.7 billion at year-end 2002.

For the full-year 2003, RCM recorded a loss of $2.3 million, versus income of $8.6 million for 2002.

On a combined basis, income from the two affiliate money managers totaled $2.1 million for the 2003 fourth quarter, compared with $1.2 million in the 2003 third quarter and a loss of $200,000 in the 2002 fourth quarter. For the full-year 2003, combined affiliate income was $3.0 million, versus $16.3 million for 2002.

MARGIN IMPROVEMENT IN LINE WITH PROJECTIONS

The net interest margin improved during the 2003 fourth quarter to 3.52% from 3.45% in the third quarter. This occurred mainly because approximately $200 million in term federal funds matured in October and were replaced at much lower average rates.

Although the margin increased on a trailing quarter basis, it was 34 basis points lower for the 2003 fourth quarter than for the same period in 2002. Steady declines over the first three quarters of 2003 resulted in a margin of 3.60% for the full year, which was 42 basis points lower than the 4.02% full-year 2002 margin.

The main factor in the 2003 margin compression was the disparity between the yields on earning assets, such as loans and investments, and the cost of funds such as deposits to support those assets. Throughout the year, the yield on earning assets fell much more sharply than the corresponding cost of funds.

The fourth quarter 2003 average yield on earning assets was 80 basis points lower than for the fourth quarter of 2002, while the average cost of funds fell only 46 basis points.

For the full-year 2003, the average yield on earning assets was 91 basis points lower than for 2002, while the average cost of funds fell only 50 basis points.

The 2003 fourth quarter marked the seventh consecutive quarter of yield declines in the loan and securities portfolios. Although loan balances rose steadily throughout the year, loan yields were reduced by market interest rates that caused new loans to be added at lower rates, and that prompted record levels of payoffs and refinancings of older loans with higher yields. In June 2003, short-term market interest rates dropped to their lowest point since 1958.

Investment balances for the 2003 fourth quarter, on average, were $1.84 billion, which was 1.2% lower than the $1.87 billion for the 2003 third quarter, but 36.1% higher than for the 2002 fourth quarter. Investment balances, on average, for the full-year 2003 were $1.74 billion, which was 34.5% more than for 2002.

Investment balances increased year-over-year because of the company's $250 million debt issue and decision to invest the proceeds primarily in mortgage-backed securities. Additional investments in mortgage-related instruments were made to offset declines in residential mortgage balances, which occurred due to prepayments and sales of new residential mortgage production into the secondary market.

At December 31, 2003, the average life of the portfolio was 5.67 years and the duration was 2.81.

LOAN BALANCES RISE FOR 11TH CONSECUTIVE QUARTER

The 2003 fourth quarter marked the 11th consecutive quarter of growth in loan balances, which were $6.17 billion, on average. This was 4.6% higher than for the 2002 fourth quarter, and 1.8% ahead of the 2003 third quarter. For the full-year 2003, loan balances averaged $6.06 billion, which was 6.5% higher than the $5.69 billion for 2002.

The growth in loan balances was achieved in the face of lower residential mortgage balances and the high volume of prepayments and refinancings that were caused by the interest rate environment.

Most of the loan growth occurred in the commercial portfolio. Approximately 68% of this growth occurred in the southeastern Pennsylvania market, where the company continues to gain market share; in 2002, approximately 43% of the growth was produced in southeastern Pennsylvania. The remainder of the growth in commercial balances occurred primarily in the state of Delaware, where Wilmington Trust is the market leader.

The higher commercial balances reflected the relative health of the economy in the Delaware Valley region, which the company defines as areas adjacent to the I-95 corridor between Princeton and Baltimore, including the state of Delaware, southeastern Pennsylvania, and Maryland's Eastern Shore, and where the Regional Banking business is concentrated. Throughout 2003, economic indicators, such as housing activity and unemployment rates, were stronger in the Delaware Valley than in many other parts of the United States. The regional economy remained well diversified, and weakness in the manufacturing sector was offset by strength in the financial services, life sciences, technology, retail, agricultural, and tourism industries.

Commercial loan balances, on average, were $3.99 billion for the 2003 fourth quarter and $3.87 billion for the full year. This was an increase of 9.1% and 12.1%, respectively, from the corresponding periods in 2002, and an increase of 3.2% from the 2003 third quarter. The company targets its commercial banking activities to family-owned or closely held businesses in the Delaware Valley region with up to $250 million in annual sales.

Within the commercial portfolio, the highest percentage of growth occurred in commercial real estate lending, both for the quarter and for the year. Loans were booked across a variety of residential, hotel, industrial, and retail projects on a construction as well as permanent-financing basis.

In Delaware, much of the commercial real estate growth for the fourth quarter as well as the full year occurred in the southern half of the state. Development in this area was stimulated by the completion of a limited-access highway that linked the more heavily populated northern part of the state with areas that previously had been predominantly rural. In August, the U.S. Census Bureau reported that Delaware was the fifth most popular choice for relocation among retirees. In December, the Bureau ranked Delaware as the seventh-fastest-growing state in the U.S.

In Pennsylvania, the loan growth was spread throughout the five-county Philadelphia metropolitan area. It was not concentrated in any one particular county or type of project.

Core deposit balances for the 2003 fourth quarter, on average, were $4.5 billion, which was 6.6% higher than for the 2002 fourth quarter, and 0.9% more than for the 2003 third quarter. For the full-year 2003, core deposit balances averaged $4.4 billion, which was 9.4% higher than for 2002.

CREDIT QUALITY REMAINS STABLE, WITH NET CHARGE-OFFS BELOW 2002 LEVELS

Credit quality remained stable. Net charge-offs and the net charge-off ratio were below their 2002 levels for both the fourth quarter and the full year.

Net charge-offs were $6.4 million for the 2003 fourth quarter and $16.8 million for the full year, compared with $7.1 million and $17.6 million, respectively, for the corresponding periods in 2002. The net charge-off ratio was 10 basis points for the 2003 fourth quarter and 27 basis points for the full year. This was a decline of 2 basis points and 4 basis points, respectively, from the corresponding periods in 2002.

On a trailing quarter basis, the increase in net charge-offs between the 2003 third and fourth quarters was due mainly to a single $20 million lending relationship. This loan was transferred to nonaccruing status at the end of the 2003 first quarter and at December 31, 2003, had a balance of $7.6 million.

The charge-off associated with this loan accounted for most of the reduction in nonaccruing loans, which declined to $45.4 million at year-end from $50.2 million at September 30, 2003, but were 7.1% higher than at year-end 2002.

At year-end 2003, other real estate owned (OREO) amounted to $1.4 million, which was less than half the year-end 2002 amount, and $200,000 less than the September 30, 2003, level. The reduction represented the continuing successful work out of a residential project at a Maryland beach resort that was classified as OREO in December 2002.

The loan loss reserve ratio was 1.44% at December 31, 2003. This was 6 basis points lower than the prior quarter-end and 3 basis points higher than the prior year-end levels.

At December 31, 2003, the percentage of loans rated pass by the internal risk rating analysis increased from the ends of both the prior quarter and the prior-year quarter. The percentage of loans rated pass has been higher than 95% since 2000 and higher than 92% since 1998.

The percentage of loans rated susbstandard fell 26 basis points from December 31, 2002, and was essentially even with the 2003 third quarter. Loans rated doubtful declined from the ends of both the prior quarter and prior-year quarter, mainly because of the charge-off mentioned above.

The composition of the loan portfolio remained relatively unchanged and well diversified across commercial and consumer lines.

2003 FULL-YEAR EXPENSES LESS THAN 1% MORE THAN FOR 2002

Strong business development activity in the 2003 fourth quarter resulted in sharply higher incentive accruals, which caused 2003 fourth quarter expenses to rise above the third quarter level. Expenses in the 2003 fourth quarter were $80.0 million, which was 6.4% more than for the 2003 third quarter. Incentive costs were 40.7% higher in the fourth quarter of 2003 than they were in the third quarter.

Other factors in the increase from the prior quarter-end were higher occupancy and related costs associated with office expansion in Las Vegas and Los Angeles, and general repairs. Advertising and contributions expenses were higher, and the increase in consulting fees reflected payments made to third-party investment advisors. Other expenses increased due to higher legal costs associated with loan activity, and to costs associated with new mutual fund registrations.

Compared to the year-ago fourth quarter, 2003 fourth quarter expenses were 2.1% lower. While salary and incentive costs were higher, these increases were offset by lower advertising and travel and entertainment costs, which were reduced in line with expense control initiatives. Also, fourth quarter 2002 expenses included a one-time $1.8 million legal expense associated with litigation that had been pending since 1996.

For the full-year 2003, expenses totaled $312.0 million. Expense management activities initiated at the end of the 2003 first quarter held expense growth for the full year to $2.1 million, or 0.7%, more than the $309.9 million recorded for 2002.

Although expense control was emphasized throughout 2003, the company continued to invest in its staff and infrastructure throughout the year. The year-over-year increase in salary expense reflected merit increases, as the number of full-time equivalent staff at the end of 2003 totaled 2,307, which was 5 more that at September 30, 2003, but 54 fewer than at year-end 2002.

The main factor that limited expense growth for the year was the elimination of the company-wide profit-sharing plan. Incentive costs were 11.6% lower for the 2003 full year than they were for 2002.

QUESTIONS REMAIN ABOUT 2004

Commenting on the outlook for 2004, Cecala said:

- "Until we see more evidence of a sustained recovery in the economy and equity markets, it is difficult for us to look much beyond the first quarter of 2004.

- "We saw very strong business development during the fourth quarter in all of our businesses. If that pace of growth continues, and if the economy and the equity markets continue to move in a positive direction, we would expect to see continued growth in loan balances and advisory income.

- "Although the net interest margin stabilized in the 2003 fourth quarter, we begin 2004 with a margin that is 10% lower than it was at the beginning of 2003. We anticipate the first quarter margin to be in the 3.45% to 3.50% range.

- "We expect loan growth to continue. This should help offset the margin pressure.

- "Expenses will increase as we continue to invest in our business. Salary and employment-related expenses will rise as we add staff, and as incentive costs increase in line with sales. Furniture and equipment expense will rise as we complete the XP conversion of our desktop system. Processing fees will increase as we finalize the conversion of our trust accounting and processing system to a third-party provider. In addition, several large multi year insurance policies will renew in 2004, and we anticipate a considerable increase in annual insurance expense, which currently is in the $1.5 million range.

- "With these factors in mind, we expect first quarter expenses to be approximatley $81 million."


CONFERENCE CALL TODAY

Management will discuss 2003 fourth quarter and full-year results, plus the outlook for 2004, in a conference call today at 10:00 a.m. (EDT). To access the call, dial 800-475-2151. Supporting materials, financial statements, and simultaneous streaming of the conference call audio will be available online at wilmingtontrust.com. A rebroadcast of the call will be available from 12:00 noon
(EST) today until 5:00 p.m. (EST) on Friday, January 23, by calling 877-519-4471 and using PIN number 4403675. To access the rebroadcast from outside the United States, dial 973-341-3080 and use the same PIN number.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements which reflect the company's current expectations about its future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could affect the company's future financial results are discussed more fully in the reports the company files with the Securities and Exchange Commission. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides wealth management and specialized corporate services to clients throughout the U.S. and in more than 50 other countries, and commercial banking services throughout the Delaware Valley region. Its wholly owned bank subsidiary, Wilmington Trust Company, celebrated its 100th anniversary in 2003 and today is the 15th largest personal trust provider in the United States. Wilmington Trust and its affiliates have offices in California, Delaware, Florida, Georgia, Maryland, Nevada, New York, Pennsylvania, Tennessee, the Cayman Islands, the Channel Islands, and London, and other affiliates in Dublin and Milan. For more information, visit www.wilmingtontrust.com.

CONTACTS

Investors and analysts:                      News Media:

Ellen J. Roberts                             Bill Benintende
Investor Relations                           Public Relations
(302) 651-8069                               (302) 651-8268
eroberts@wilmingtontrust.com                 wbenintende@wilmingtontrust.com

                                      # # #

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2003

                                INCOME STATEMENT

                                                                                      Three Months Ended
                                                                                      ------------------
                                                                                                                  % Change From:
                                                                                                                  --------------
                                                      Dec. 31,    Sept. 30,    June 30,    Mar. 31,   Dec. 31,    Prior      Prior
(in millions, except per share amounts)                 2003        2003        2003        2003       2002      Quarter      Year
---------------------------------------                 ----        ----        ----        ----       ----      -------      ----
Net Interest Income
     Interest income                                  $  90.7     $  90.5     $  94.7     $  92.8    $  96.9        0.2       (6.4)
     Interest expense                                    20.3        22.4        24.5        24.5       27.0       (9.4)     (24.8)
                                                      -------     -------     -------     -------    -------
         Net interest income                             70.4        68.1        70.2        68.3       69.9        3.4        0.7
     Provision for loan losses                           (5.0)       (5.7)       (5.9)       (4.9)      (5.5)     (12.3)      (9.1)
                                                      -------     -------     -------     -------    -------
         Net interest income after provision
            for loan losses                              65.4        62.4        64.3        63.4       64.4        4.8        1.6
                                                      -------     -------     -------     -------    -------
Noninterest Income
     Advisory fees:
         Wealth advisory services                        38.2        35.5        33.1        33.6       32.7        7.6       16.8
         Corporate client services                       19.5        16.4        16.5        14.9       18.2       18.9        7.1
         Cramer Rosenthal McGlynn                         2.1         1.3         1.1         0.7        1.2       61.5       75.0
         Roxbury Capital Management                        --        (0.1)       (1.2)       (0.9)      (1.4)    (100.0)    (100.0)
                                                      -------     -------     -------     -------    -------
            Advisory fees                                59.8        53.1        49.5        48.3       50.7       12.6       17.9
         Amortization of other intangibles               (0.4)       (0.7)       (0.3)       (0.3)      (0.3)     (42.9)      33.3
                                                      -------     -------     -------     -------    -------
            Advisory fees after amortization
                of other intangibles                     59.4        52.4        49.2        48.0       50.4       13.4       17.9
                                                      -------     -------     -------     -------    -------
     Service charges on deposit accounts                  8.6         8.6         7.8         7.3        7.8         --       10.3
     Other noninterest income                             5.0         5.3         6.0         5.8        7.5       (5.7)     (33.3)
     Securities gains                                     0.7          --          --          --        2.0         --      (65.0)
                                                      -------     -------     -------     -------    -------
         Total noninterest income                        73.7        66.3        63.0        61.1       67.7       11.2        8.9
                                                      -------     -------     -------     -------    -------
         Net interest and noninterest income            139.1       128.7       127.3       124.5      132.1        8.1        5.3
                                                      -------     -------     -------     -------    -------
Noninterest Expense
     Salaries and wages                                  31.6        31.5        31.2        29.8       30.3        0.3        4.3
     Incentives and bonuses                               7.6         5.4         4.3         9.5        6.6       40.7       15.2
     Employment benefits                                  8.3         8.8         8.9         9.6        8.6       (5.7)      (3.5)
     Net occupancy                                        5.4         4.8         5.0         5.4        5.6       12.5       (3.6)
     Furniture, equipment, and supplies                   7.1         6.6         7.3         7.3        7.6        7.6       (6.6)
     Other noninterest expense                           20.0        18.1        20.4        18.0       23.0       10.5      (13.0)
                                                      -------     -------     -------     -------    -------
         Total noninterest expense                       80.0        75.2        77.1        79.6       81.7        6.4       (2.1)
                                                      -------     -------     -------     -------    -------
         Income before income taxes and
            minority interest                            59.1        53.5        50.2        44.9       50.4       10.5       17.3
Applicable income taxes                                  20.8        18.8        17.4        15.3       17.9       10.6       16.2
                                                      -------     -------     -------     -------    -------
         Net income before minority interest             38.3        34.7        32.8        29.6       32.5       10.4       17.8
Minority interest                                         0.3         0.3         0.2         0.2        0.2         --       50.0
                                                      -------     -------     -------     -------    -------
         Net income                                   $  38.0     $  34.4     $  32.6     $  29.4    $  32.3       10.5       17.6
                                                      =======     =======     =======     =======    =======

Net income per share
     Basic                                            $  0.58     $  0.52     $  0.50     $  0.45    $  0.49       11.5       18.4
     Diluted                                             0.57        0.52        0.49        0.44       0.49        9.6       16.3
Weighted average shares outstanding (in thousands)
     Basic                                             66,034      65,956      65,790      65,692     65,584
     Diluted                                           67,093      66,670      66,195      66,174     66,148
Net income as a percentage of:
     Average assets                                      1.73%       1.58%       1.53%       1.46%      1.60%
     Average stockholders' equity                       19.08       17.64       17.04       15.97      17.30

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2003

                                INCOME STATEMENT

                                                                   Twelve Months Ended
                                                                   -------------------
                                                         Dec. 31,      Dec. 31,          %
(in millions, except per share amounts)                    2003          2002         Change
---------------------------------------                    ----          ----         ------
Net Interest Income
     Interest income                                     $ 368.8       $ 392.8          (6.1)
     Interest expense                                       91.7         116.3         (21.2)
                                                         -------       -------
         Net interest income                               277.1         276.5           0.2
Provision for loan losses                                  (21.6)        (22.0)         (1.8)
                                                         -------       -------
     Net interest income after provision
         for loan losses                                   255.5         254.5           0.4
                                                         -------       -------
Noninterest Income
     Advisory fees:
         Wealth advisory services                          140.4         127.1          10.5
         Corporate client services                          67.3          64.1           5.0
         Cramer Rosenthal McGlynn                            5.3           7.7         (31.2)
         Roxbury Capital Management                         (2.3)          8.6            --
                                                         -------       -------
            Advisory fees                                  210.7         207.5           1.5
         Amortization of other intangibles                  (1.7)         (1.3)         30.8
                                                         -------       -------
            Total advisory fees after amortization
                of other intangibles                       209.0         206.2           1.4
                                                         -------       -------
     Service charges on deposit accounts                    32.3          29.9           8.0
     Other noninterest income                               22.2          24.1          (7.9)
     Securities gains                                        0.7           2.0         (65.0)
                                                         -------       -------
         Total noninterest income                          264.2         262.2           0.8
                                                         -------       -------
         Net interest and noninterest income               519.7         516.7           0.6
                                                         -------       -------
Noninterest Expense

     Salaries and wages                                    124.1         119.5           3.8
     Incentives and bonuses                                 26.8          30.3         (11.6)
     Employment benefits                                    35.6          32.6           9.2
     Net occupancy                                          20.6          20.4           1.0
     Furniture, equipment, and supplies                     28.2          31.9         (11.6)
     Other noninterest expense                              76.7          75.2           2.0
                                                         -------       -------
         Total noninterest expense                         312.0         309.9           0.7
                                                         -------       -------
         Income before income taxes and
            minority interest                              207.7         206.8           0.4
Applicable income taxes                                     72.2          73.0          (1.1)
                                                         -------       -------
         Net income before minority interest               135.5         133.8           1.3
Minority interest                                            1.1           0.6          83.3
                                                         -------       -------
         Net income                                      $ 134.4       $ 133.2           0.9
                                                         =======       =======
Net income per share
     Basic                                               $  2.04       $  2.03           0.5
     Diluted                                                2.02          2.01           0.5
Weighted average shares outstanding (in thousands)
     Basic                                                65,869        65,617
     Diluted                                              66,536        66,301
Net income as a percentage of:
     Average assets                                         1.58%         1.74%
     Average stockholders' equity                          17.46         18.51

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2003

                             STATEMENT OF CONDITION

                                                                                                                 % Change From
                                                                                                                 -------------
                                                 Dec. 31,    Sept. 30,   June 30,     Mar. 31,    Dec. 31,      Prior     Prior
(in millions)                                      2003        2003        2003         2003        2002       Quarter     Year
-------------                                      ----        ----        ----         ----        ----       -------     ----
Assets
Cash and due from banks                          $  210.2    $  228.5    $  214.5    $  207.3    $  248.9        (8.0)    (15.5)
                                                 --------    --------    --------    --------    --------
Federal funds sold and securities
    purchased under agreements to resell              3.8       477.7       180.9         3.8          --       (99.2)       --
                                                 --------    --------    --------    --------    --------
Investment securities:
    U.S. Treasury and government agencies           470.0       515.1       548.6       451.5       489.6        (8.8)     (4.0)
    Obligations of state and political
        subdivisions                                 16.0        16.1        16.6        16.6        16.6        (0.6)     (3.6)
    Preferred stock                                 120.1       119.4       122.4       119.2       111.8         0.6       7.4
    Mortgage-backed securities                      979.0       883.4     1,039.1       707.2       507.8        10.8      92.8
    Other securities                                294.3       262.5       244.2       250.2       222.9        12.1      32.0
                                                 --------    --------    --------    --------    --------
        Total investment securities               1,879.4     1,796.5     1,970.9     1,544.7     1,348.7         4.6      39.3
                                                 --------    --------    --------    --------    --------
Loans:
    Commercial, financial and agricultural *      2,275.2     2,216.0     2,219.6     2,153.6     2,137.1         2.7       6.5
    Real estate - construction *                    699.8       663.4       602.1       604.0       591.9         5.5      18.2
    Mortgage-commercial *                         1,078.2     1,052.6     1,038.0     1,055.0     1,065.9         2.4       1.2
                                                 --------    --------    --------    --------    --------
        Total commercial loans                    4,053.2     3,932.0     3,859.7     3,812.6     3,794.9         3.1       6.8
                                                 --------    --------    --------    --------    --------
    Mortgage-residential                            489.6       545.9       592.3       627.1       677.2       (10.3)    (27.7)
    Consumer                                      1,077.1     1,055.5     1,037.0     1,029.4     1,046.7         2.0       2.9
    Secured with liquid collateral                  605.4       565.8       574.6       539.1       506.3         7.0      19.6
                                                 --------    --------    --------    --------    --------
        Total retail loans                        2,172.1     2,167.2     2,203.9     2,195.6     2,230.2         0.2      (2.6)
                                                 --------    --------    --------    --------    --------
        Total loans net of unearned income        6,225.3     6,099.2     6,063.6     6,008.2     6,025.1         2.1       3.3
Reserve for loan losses                             (89.9)      (91.2)      (87.6)      (86.0)      (85.2)       (1.4)      5.5
                                                 --------    --------    --------    --------    --------
        Net loans                                 6,135.4     6,008.0     5,976.0     5,922.2     5,939.9         2.1       3.3
                                                 --------    --------    --------    --------    --------
Premises and equipment                              152.3       152.0       152.1       154.0       155.2         0.2      (1.9)
Goodwill                                            243.2       242.8       247.3       240.1       240.2         0.2       1.2
Other intangibles                                    24.4        24.2        21.3        21.4        21.7         0.8      12.4
Other assets                                        171.9       170.2       176.2       174.5       176.7         1.0      (2.7)
                                                 --------    --------    --------    --------    --------
        Total assets                             $8,820.6    $9,099.9    $8,939.2    $8,268.0    $8,131.3        (3.1)      8.5
                                                 ========    ========    ========    ========    ========
Liabilities and Stockholders' Equity
Deposits:

    Noninterest-bearing demand:                  $1,025.5    $1,440.0    $  944.4    $  919.1    $1,189.6       (28.8)    (13.8)
    Interest-bearing:
       Savings                                      369.0       364.9       368.7       366.5       349.3         1.1       5.6
       Interest-bearing demand                    2,364.1     2,246.9     2,302.5     2,129.9     1,833.6         5.2      28.9
       Certificates under $100,000                  788.3       805.6       836.7       867.5       884.1        (2.1)    (10.8)
       Local certificates $100,000 and over         130.3       129.1       125.8       136.9       135.3         0.9      (3.7)
                                                 --------    --------    --------    --------    --------
        Total core deposits                       4,677.2     4,986.5     4,578.1     4,419.9     4,391.9        (6.2)      6.5
       National certificates $100,000 and over    1,900.0     1,784.2     1,910.2     2,157.2     1,945.2         6.5      (2.3)
                                                 --------    --------    --------    --------    --------
        Total deposits                            6,577.2     6,770.7     6,488.3     6,577.1     6,337.1        (2.9)      3.8
                                                 --------    --------    --------    --------    --------
Short-term borrowings:
    Federal funds purchased and securities
       sold under agreements to repurchase          828.5       938.8     1,083.4       627.9       692.8       (11.7)     19.6
    U.S. Treasury demand                             48.3        55.6        32.5        10.7        41.9       (13.1)     15.3
                                                 --------    --------    --------    --------    --------
        Total short-term borrowings                 876.8       994.4     1,115.9       638.6       734.7       (11.8)     19.3
                                                 --------    --------    --------    --------    --------
Other liabilities                                   155.0       140.2       133.2       137.0       157.7        10.6      (1.7)
Long-term debt                                      407.1       410.7       420.8       160.5       160.5        (0.9)    153.6
                                                 --------    --------    --------    --------    --------
        Total liabilities                         8,016.1     8,316.0     8,158.2     7,513.2     7,390.0        (3.6)      8.5
Minority interest                                      --         0.3        (0.1)         --          --      (100.0)       --
Stockholders' equity                                804.5       783.6       781.1       754.8       741.3         2.7       8.5
                                                 --------    --------    --------    --------    --------
       Total liabilities and stockholders'
        equity                                   $8,820.6    $9,099.9    $8,939.2    $8,268.0    $8,131.3        (3.1)      8.5
                                                 ========    ========    ========    ========    ========

* Certain commercial loan balances reclassified

Commercial loan balances for the 2003 first quarter reflect changes that were made after an analysis of ledger coding revealed inconsistencies in the categories in which loans were recorded. This resulted in a reclassification of approximately $192 million, or 5%, of the commercial portfolio. The $192 million was moved out of the general commercial and industrial category. Approximately $90 million of that amount was reclassified as commercial real estate loans, and the remaining $102 million was moved into the commercial mortgage category.

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2003

                         AVERAGE STATEMENT OF CONDITION

                                                   2003        2003         2003         2003        2002         % Change From
                                                                                                                  -------------
                                                  Fourth       Third       Second        First      Fourth      Prior      Prior
(in millions)                                     Quarter     Quarter      Quarter      Quarter     Quarter     Quarter     Year
-------------                                     -------     -------      -------      -------     -------     -------     ----
Assets
Cash and due from banks                           $  200.8    $  190.5     $  182.4     $  187.0    $  201.1       5.4      (0.1)
                                                  --------    --------     --------     --------    --------
Federal funds sold and securities
    purchased under agreements to resell              16.2        35.6         38.4         24.1        63.5     (54.5)    (74.5)
                                                  --------    --------     --------     --------    --------
Investment securities:
    U.S. Treasury and government agencies            488.0       517.1        528.8        461.0       588.4      (5.6)    (17.1)
    Obligations of state and political
        subdivisions                                  16.1        16.2         16.6         16.5        16.8      (0.6)     (4.2)
    Preferred stock                                  118.9       120.7        120.1        114.0        99.4      (1.5)     19.6
    Mortgage-backed securities                       947.2       961.2        888.8        642.6       434.5      (1.5)    118.0
    Other securities                                 271.9       249.9        240.9        227.5       213.9       8.8      27.1
                                                  --------    --------     --------     --------    --------
        Total investment securities                1,842.1     1,865.1      1,795.2      1,461.6     1,353.0      (1.2)     36.1
                                                  --------    --------     --------     --------    --------
Loans:
    Commercial, financial and agricultural         2,229.1     2,202.2      2,190.8      2,214.8     2,208.4       1.2       0.9
    Real estate - construction                       687.5       624.9        590.8        544.6       469.3      10.0      46.5
    Mortgage-commercial                            1,073.6     1,039.4      1,054.6      1,008.0       980.3       3.3       9.5
                                                  --------    --------     --------     --------    --------
        Total commercial loans                     3,990.2     3,866.5      3,836.2      3,767.4     3,658.0       3.2       9.1
                                                  --------    --------     --------     --------    --------
    Mortgage-residential                             515.0       573.9        604.7        649.0       708.9     (10.3)    (27.4)
    Consumer                                       1,060.2     1,031.3      1,031.4      1,028.3     1,031.9       2.8       2.7
    Secured with liquid collateral                   601.7       583.6        565.4        532.9       499.2       3.1      20.5
                                                  --------    --------     --------     --------    --------
        Total retail loans                         2,176.9     2,188.8      2,201.5      2,210.2     2,240.0      (0.5)     (2.8)
                                                  --------    --------     --------     --------    --------
        Total loans net of unearned income         6,167.1     6,055.3      6,037.7      5,977.6     5,898.0       1.8       4.6
Reserve for loan losses                              (90.2)      (87.1)       (84.7)       (84.5)      (84.9)      3.6       6.2
                                                  --------    --------     --------     --------    --------
        Net loans                                  6,076.9     5,968.2      5,953.0      5,893.1     5,813.1       1.8       4.5
                                                  --------    --------     --------     --------    --------
Premises and equipment                               151.9       153.0        153.7        154.9       144.0      (0.7)      5.5
Goodwill                                             242.8       247.4        245.8        240.2       240.5      (1.9)      1.0
Other intangibles                                     24.1        21.2         21.3         21.6        16.6      13.7      45.2
Other assets                                         171.0       176.7        177.6        176.7       159.5      (3.2)      7.2
                                                  --------    --------     --------     --------    --------
        Total assets                              $8,725.8    $8,657.7     $8,567.4     $8,159.2    $7,991.3       0.8       9.2
                                                  ========    ========     ========     ========    ========
Liabilities and Stockholders' Equity
Deposits:

    Noninterest-bearing demand                    $  868.2    $  866.8     $  796.4     $  800.7    $  970.3       0.2     (10.5)
    Interest-bearing:
       Savings                                       368.2       368.8        369.4        357.3       346.5      (0.2)      6.3
       Interest-bearing demand                     2,298.1     2,244.7      2,127.0      2,062.9     1,812.6       2.4      26.8
       Certificates under $100,000                   794.8       817.6        851.5        874.6       891.6      (2.8)    (10.9)
       Local certificates $100,000 and over          135.5       128.4        139.6        151.1       168.7       5.5     (19.7)
                                                  --------    --------     --------     --------    --------
        Total core deposits                        4,464.8     4,426.3      4,283.9      4,246.6     4,189.7       0.9       6.6
       National certificates $100,000 and
         over                                      1,927.4     1,780.9      1,979.5      2,066.3     1,987.4       8.2      (3.0)
                                                  --------    --------     --------     --------    --------
        Total deposits                             6,392.2     6,207.2      6,263.4      6,312.9     6,177.1       3.0       3.5
                                                  --------    --------     --------     --------    --------
Short-term borrowings:
    Federal funds purchased and securities
       sold under agreements to repurchase           973.6     1,115.2        985.3        778.7       753.0     (12.7)     29.3
    U.S. Treasury demand                               9.8        20.0          8.4          8.1        16.3     (51.0)    (39.9)
                                                  --------    --------     --------     --------    --------
        Total short-term borrowings                  983.4     1,135.2        993.7        786.8       769.3     (13.4)     27.8
                                                  --------    --------     --------     --------    --------
Other liabilities                                    153.8       136.1        135.0        152.5       143.5      13.0       7.2
Long-term debt                                       406.1       405.4        407.9        160.5       160.5       0.2     153.0
                                                  --------    --------     --------     --------    --------
        Total liabilities                          7,935.5     7,883.9      7,800.0      7,412.7     7,250.4       0.7       9.4
Minority interest                                      0.2          --          0.1          0.1         0.1        --     100.0
Stockholders' equity                                 790.1       773.8        767.3        746.4       740.8       2.1       6.7
                                                  --------    --------     --------     --------    --------
       Total liabilities and stockholders'
        equity                                    $8,725.8    $8,657.7     $8,567.4     $8,159.2    $7,991.3       0.8       9.2
                                                  ========    ========     ========     ========    ========

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2003

                                      RATES

                                                             2003         2003         2003        2003         2002
                                                            Fourth        Third       Second       First       Fourth
YIELDS/RATES (TAX-EQUIVALENT BASIS)                         Quarter      Quarter     Quarter      Quarter      Quarter
-----------------------------------                         -------      -------     -------      -------      -------
Earning assets:
FEDERAL FUNDS SOLD AND SECURITIES
    PURCHASED UNDER AGREEMENTS TO RESELL                      1.09%        1.12%        1.32%        1.40%        1.65%

U.S. Treasury and government agencies                         3.32         3.22         3.29         3.73         4.14
Obligations of state and political subdivisions               9.04         8.99         9.01         8.97         9.04
Preferred stock                                               7.30         7.39         7.40         7.68         7.99
Mortgage-backed securities                                    4.13         3.64         4.47         4.97         5.38
Other securities                                              2.87         2.88         2.93         3.17         3.58
TOTAL INVESTMENT SECURITIES                                   3.98         3.71         4.15         4.55         4.80

Commercial, financial and agricultural                        4.18         4.18         4.45         4.53         4.83
Real estate - construction                                    4.37         4.37         4.56         4.45         4.62
Mortgage-commercial                                           4.90         5.08         5.47         5.63         5.88
TOTAL COMMERCIAL LOANS                                        4.41         4.45         4.75         4.81         5.08
Mortgage-residential                                          6.40         6.63         6.77         6.82         6.83
Consumer                                                      6.15         6.58         6.68         6.85         7.03
Secured with liquid collateral                                2.51         2.52         2.73         2.87         3.17
TOTAL RETAIL LOANS                                            5.20         5.51         5.69         5.88         6.11
TOTAL LOANS                                                   4.69         4.85         5.09         5.21         5.47
TOTAL EARNING ASSETS                                          4.52         4.56         4.86         5.07         5.32

Funds used to support earning assets
Savings                                                       0.13         0.13         0.15         0.23         0.24
Interest-bearing demand                                       0.37         0.39         0.45         0.47         0.51
Certificates under $100,000                                   2.31         2.50         2.80         3.05         3.29
Local certificates $100,000 and over                          1.49         1.60         1.78         1.99         2.38
CORE INTEREST-BEARING DEPOSITS                                0.82         0.89         1.05         1.17         1.35
National certificates $100,000 and over                       1.20         1.48         1.56         1.69         1.92
TOTAL INTEREST-BEARING DEPOSITS                               0.95         1.09         1.23         1.36         1.57

Federal funds purchased and securities sold
    under agreements to repurchase                            1.38         1.39         1.54         1.64         1.86
U.S. Treasury demand                                          0.80         0.76         1.04         0.99         1.22
TOTAL SHORT-TERM BORROWINGS                                   1.37         1.38         1.54         1.64         1.85
Long-term debt                                                3.45         3.63         3.62         6.58         6.61
TOTAL INTEREST-BEARING LIABILITIES                            1.16         1.29         1.42         1.52         1.73
TOTAL FUNDS USED TO SUPPORT EARNING ASSETS                    1.00         1.11         1.24         1.32         1.46
NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)                    3.52         3.45         3.62         3.75         3.86

Year-to-date net interest margin                              3.60         3.60         3.68         3.75         4.02

Prime rate                                                    4.00         4.00         4.25         4.25         4.45

Tax-equivalent net interest income
    income (in millions)                                  $   71.6     $   69.3     $   71.4     $   69.6     $   71.2
Average earning assets                                     8,025.4      7,956.0      7,871.3      7,463.3      7,314.5

Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
             As of and for the twelve months ended December 31, 2003

                                  SUPPLEMENTAL

                                                                                   Three Months Ended
                                                                                   ------------------
                                                                                                                % Change From:
                                                                                                                --------------
                                                                                                                          Prior
                                                       Dec. 31,    Sept. 30,   June 30,   Mar. 31,   Dec. 31,   Prior      Year
OTHER NONINTEREST EXPENSE (in millions)                  2003        2003       2003       2003       2002     Quarter   Quarter
---------------------------------------                  ----        ----       ----       ----       ----     -------   -------
Advertising and contributions                            $  2.0     $  1.4     $  2.8     $  1.9     $  2.8      42.9     (28.6)
Servicing and consulting fees                               4.3        4.0        3.9        4.0        4.7       7.5      (8.5)
Travel, entertainment, and training                         1.7        1.8        1.9        1.5        2.0      (5.6)    (15.0)
Originating and processing fees                             2.1        2.1        1.8        1.8        2.0        --       5.0
Other noninterest expense                                   9.9        8.8       10.0        8.8       11.5      12.5     (13.9)
                                                         ------     ------     ------     ------     ------
     Total                                               $ 20.0     $ 18.1     $ 20.4     $ 18.0     $ 23.0      10.5     (13.0)
                                                         ======     ======     ======     ======     ======
Staffing (FTE)                                            2,307      2,302      2,319      2,342      2,361

WEALTH ADVISORY SERVICES (in millions)
Trust and investment advisory fees                       $ 26.3     $ 24.9     $ 23.2     $ 22.5     $ 22.8       5.6      15.4
Mutual fund fees                                            5.4        5.6        5.6        5.6        5.9      (3.6)     (8.5)
Other service fees                                          6.5        5.0        4.3        5.5        4.0      30.0      62.5
                                                         ------     ------     ------     ------     ------
     Total                                               $ 38.2     $ 35.5     $ 33.1     $ 33.6     $ 32.7       7.6      16.8
                                                         ======     ======     ======     ======     ======
ASSETS UNDER MANAGEMENT (in billions)
Wilmington Trust                                         $ 24.3     $ 23.6     $ 22.7     $ 21.6     $ 21.0       3.0      15.7
Roxbury Capital Management                                  3.2        3.1        3.3        3.2        3.7       3.2     (13.5)
Cramer Rosenthal McGlynn                                    4.7        4.0        3.8        3.2        3.5      17.5      34.3
                                                         ------     ------     ------     ------     ------
     Combined assets under management                    $ 32.2     $ 30.7     $ 29.8     $ 28.0     $ 28.2       4.9      14.2
                                                         ======     ======     ======     ======     ======
CAPITAL (in millions, except per share amounts)
Average stockholders' equity                             $790.1     $773.8     $767.3     $746.4     $740.8       2.1       6.7
Period-end primary capital                                894.4      874.8      868.9      840.8      826.4       2.2       8.2
Per share:
     Book value                                           12.18      11.87      11.85      11.49      11.30       2.6       7.8
     Quarterly dividends declared                          0.27       0.27       0.27      0.255      0.255        --       5.9
     Year-to-date dividends declared                      1.065      0.795      0.525      0.255      1.005
Average stockholders' equity to assets                     9.05%      8.94%      8.96%      9.15%      9.27%
Total risk-based capital ratio                            12.37      12.15      11.90      10.20      10.15
Tier 1 risk-based capital ratio                            7.42       7.27       7.09       7.11       7.03
Tier 1 leverage capital ratio                              6.38       6.19       6.01       6.15       6.08

CREDIT QUALITY (in millions)
Period-end reserve for loan losses                       $ 89.9     $ 91.2     $ 87.6     $ 86.0     $ 85.2
Period-end non-performing assets:
     Nonaccrual                                            45.4       50.2       60.4       64.6       42.4
     OREO                                                   1.4        1.6        3.2        3.9        3.1
Period-end past due 90 days                                 5.6        7.3        7.1        8.3       12.5
Period-end renegotiated loans                                --         --         --         --         --

Gross charge-offs                                           7.3        3.3        5.1        5.3        7.9
Recoveries                                                  0.9        1.3        0.7        1.2        0.8
Net charge-offs                                             6.4        2.0        4.4        4.1        7.1
Year-to-date net charge-offs                               16.8       10.5        8.5        4.1       17.6

Ratios:
     Period-end reserve to loans                           1.44%      1.50%      1.44%      1.43%      1.41%
     Period-end non-performing assets to loans             0.75       0.85       1.05       1.14       0.76
     Period-end loans past due 90 days to total loans      0.09       0.12       0.12       0.14       0.21
     Net charge-offs to average loans                      0.10       0.03       0.07       0.07       0.12

INTERNAL RISK RATING
Pass                                                      95.83%     95.81%     95.62%     95.52%     95.65%
Watchlisted                                                2.58       2.53       2.60       2.48       2.57
Substandard                                                1.27       1.25       1.23       1.79       1.53
Doubtful                                                   0.32       0.41       0.55       0.21       0.25